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                                                                  Exhibit (g)(4)


               INVESTMENT ACCOUNTING AND TRANSFER AGENCY AGREEMENT

     THIS AGREEMENT made the 17th day of November, 2000, by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the state of Massachusetts, having its trust office located at 225 Franklin Street, Boston, Massachusetts 02110 ("State Street"), and FIRST EAGLE SOGEN VARIABLE FUNDS, INC., a Maryland corporation, having its principal office and place of business at 1345 Avenue of the Americas, New York, New York 10020 (the "Fund").

                                   WITNESSETH:

     WHEREAS, the Fund desires to appoint State Street as its agent to perform certain investment accounting and recordkeeping functions and as its transfer agent; and

     WHEREAS, State Street is willing to accept such appointment;

     NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. APPOINTMENT OF STATE STREET. The Fund hereby constitutes and appoints State Street as:

     A. Agent to perform certain accounting and recordkeeping functions relating to portfolio transactions required of a duly registered investment company under Rule 31a of the Investment Company Act of 1940 (the "1940 Act") and to calculate the net asset value of the Fund; and

     B.   Transfer agent to maintain shareholder records.

2.   REPRESENTATIONS AND WARRANTIES.

     A.   Fund hereby represents, warrants and acknowledges to State Street:

          1. That it is a corporation or trust (as specified above) duly organized and existing and in good standing under the laws of its state of organization, and that it is registered under the 1940 Act; and

          2. That it has the requisite power and authority under applicable law, its articles of incorporation and its bylaws to enter into this Agreement; that it has taken all requisite action necessary to appoint State Street as investment accounting and recordkeeping agent, and transfer agent for the Fund; that this Agreement has been duly executed and delivered by the Fund; and that this Agreement constitutes a legal, valid and binding obligation of the Fund, enforceable in accordance with its terms.


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     B.   State Street hereby represents, warrants and acknowledges to the Fund:

          1. That it is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts; and

          2. That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered by State Street; and that this Agreement constitutes a legal, valid and binding obligation of State Street, enforceable in accordance with its terms.

3.   DUTIES AND RESPONSIBILITIES OF STATE STREET.

     A. Delivery of Accounts and Records. The Fund shall turn over or cause to be turned over to State Street all of the Fund's relevant accounts and records previously maintained. State Street shall be entitled to rely conclusively on the completeness and correctness of the accounts and records turned over to it, and the Fund shall indemnify and hold State Street harmless of and from any and all expenses, damages and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of the Fund to provide, or to provide in a timely manner, any accounts, records or information needed by the State Street to perform its functions hereunder.

     B. Accounts and Records. State Street will prepare and maintain, with the direction and as interpreted by the Fund, the Fund's accountants and/or other advisors, in complete, accurate and current form all accounts and records (i) required to be maintained by the Fund with respect to portfolio transactions under Rule 31a of the 1940 Act, (ii) required to be maintained as a basis for calculation of the Fund's net asset value, and (iii) as otherwise agreed upon between the parties. State Street will preserve said records in the manner and for the periods prescribed in the 1940 Act or for such longer period as is agreed upon by the parties. State Street relies upon the Fund to furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to complete the Fund's records and perform daily calculation of the Fund's net asset value. State Street shall incur no liability and the Fund shall indemnify and hold harmless State Street from and against any liability arising from any failure of the Fund to furnish such information in a timely and accurate manner, even if the Fund subsequently provides accurate but untimely information. It shall be the responsibility of the Fund to furnish State Street with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning each of its securities when such information is not readily available from generally accepted securities industry services or publications.

     C. Accounts and Records Property of Fund. State Street acknowledges that all of the accounts and records maintained by State Street pursuant to this Agreement are the property of Fund, and will be made available to the Fund for inspection or reproduction within a reasonable period of time, upon demand. State Street will


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          assist the Fund's independent auditors, or upon approval of the Fund, or upon demand, any regulatory body, in any requested review of the Fund's accounts and records but shall be reimbursed by the Fund for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Fund of the necessary information or instructions, State Street will supply information from the books and records it maintains for the Fund that the Fund needs for tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and State Street shall agree upon from time to time.

     D. Adoption of Procedures. State Street and the Fund may from time to time adopt procedures as they agree upon, and State Street may conclusively assume that no procedure approved or directed by the Fund or its accountants or other advisors conflicts with or violates any requirements of its prospectus, articles of incorporation, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which the Fund may be bound. The Fund will be responsible to notify State Street of any changes in statutes, regulations, rules, requirements or policies which might necessitate changes in State Street's responsibilities or procedures.

     E. Calculation of Net Asset Value. State Street will calculate the Fund's net asset value, in accordance with the Fund's prospectus. State Street will price the securities and foreign currency holdings of the Fund for which market quotations are available by the use of outside services designated by the Fund which are normally used and contracted with for this purpose; all other securities and foreign currency holdings will be priced in accordance with the Fund's instructions. State Street will have no responsibility for the accuracy of the prices quoted by these outside services or for the information supplied by the Fund or for acting upon such instructions.

     F. Transfer Agent. State Street shall maintain a record of the ownership of shares of the Fund, including all purchases and redemptions by the shareowners. Upon instructions of the shareowners, State Street shall reinvest dividends in the shareowners' accounts.

4.   INSTRUCTIONS.

     A. The term "instructions", as used herein, means written (including telecopied or telexed) or oral instructions which State Street reasonably believes were given by a designated representative of the Fund. Written instructions or written confirmation of oral instructions shall be signed by two designated representatives. The Fund shall deliver to State Street, upon execution hereof and thereafter from time to time as changes therein are necessary, written instructions naming one or more designated representatives to give instructions in the name and on behalf of the Fund, which instructions may be received and accepted by State Street as conclusive evidence of the authority of any designated representative to act for the Fund and may be considered to be in full force and effect (and State Street will be fully protected in acting in reliance thereon) until receipt by State Street of notice to the contrary. Unless such written instructions delegating authority to any person to give instructions specifically limit such authority to specific matters or require that the


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          approval of anyone else will first have been obtained, State Street will be under no obligation to inquire into the right of such person to give any instructions whatsoever which State Street may receive from such person. If the Fund fails to provide State Street any such instructions naming designated representatives, any instructions received by State Street from a person reasonably believed to be an appropriate representative of the Fund shall constitute valid and proper instructions hereunder. "Designated representatives" of the Fund may include its employees and agents, including investment managers and their employees.

     B. No later than the next business day immediately following each oral instruction, the Fund will send State Street written confirmation of such oral instruction. At State Street's sole discretion, State Street may record on tape, or otherwise, any oral instruction whether given in person or via telephone, each such recording identifying the date and the time of the beginning and ending of such oral instruction.

     C. The Fund acknowledges that State Street has developed proprietary accounting and other systems, and has acquired licenses for other such systems, which it utilizes in conjunction with the services it provides to the Fund (the "Systems"). In this regard, State Street maintains certain information in databases under its control and ownership that its makes available on a remote basis to its customers (the "Remote Access Services"). If State Street shall provide the Fund direct access to the Systems or if State Street and the Fund shall agree to utilize any Remote Access Services, the Fund shall be fully responsible for any and all consequences of the use or misuse of the terminal device, passwords, access instructions and other means of access to such Systems which are utilized by, assigned to or otherwise made available to the Fund. The Fund agrees to implement and enforce appropriate security policies and procedures to prevent unauthorized or improper access to or use of such Systems. State Street shall be fully protected in acting hereunder upon any instructions, communications, data or other information received by State Street by such means as fully and to the same effect as if delivered to State Street by written instrument signed by the requisite authorized representative(s) of the Fund. The Fund shall indemnify and hold State Street harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be suffered or incurred by State Street as a result of the use or misuse, whether authorized or unauthorized, of any such Systems by the Fund or by any person who acquires access to such Systems through the terminal device, passwords, access instructions or other means of access to such Systems which are utilized by, assigned to or otherwise made available to the Fund, except to the extent attributable to any negligence or willful misconduct by State Street.

5.   LIMITATION OF LIABILITY OF STATE STREET.

     A. State Street shall at all times use reasonable care and due diligence and act in good faith in performing its duties under this Agreement. State Street shall not be responsible for, and the Fund shall indemnify and hold State Street harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against State Street, incurred by State Street or for which State Street may be held to be liable, arising out of or attributable to:


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          1.   All actions taken by State Street pursuant to this Agreement or any instructions provided to it hereunder, provided that State Street has acted in good faith and with due diligence and reasonable care; and

          2. The Fund's refusal or failure to comply with the terms of this Agreement (including without limitation the Fund's failure to pay or reimburse State Street under this indemnification provision), the Fund's negligence or willful misconduct, or the failure of any representation or warranty of the Fund hereunder to be and remain true and correct in all respects at all times.

     B. State Street may request and obtain at the expense of the Fund the advice and opinion of counsel for the Fund or of its own counsel with respect to questions or matters of law, and it shall be without liability to the Fund for any action taken or omitted by it in good faith, in conformity with such advice or opinion. If State Street reasonably believes that it could not prudently act according to the instructions of the Fund or the Fund's accountants or counsel, it may in its discretion, with notice to the Fund, not act according to such instructions.

     C. State Street may rely upon the advice and statements of the Fund, the Fund's accountants and officers or other authorized individuals, and other persons believed by it in good faith to be expert in matters upon which they are consulted, and State Street shall not be liable for any actions taken, in good faith, upon such advice and statements.

     D. If the Fund requests State Street in any capacity to take any action which involves the payment of money by State Street, or which might make it or its nominee liable for payment of monies or in any other way, State Street shall be indemnified and held harmless by the Fund against any liability on account of such action; provided, however, that nothing herein shall obligate State Street to take any such action except in its sole discretion.

     E. State Street shall be protected in acting hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed. State Street shall be entitled to receive upon request as conclusive proof of any fact or matter required to be ascertained from the Fund hereunder a certificate signed by an officer or designated representative of the Fund. The Fund shall also provide State Street instructions with respect to any matter concerning this Agreement requested by State Street.

     F. State Street shall not be responsible or liable for the failure or delay in performance of its obligations under this Agreement, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity's reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot,


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          emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection.

     G. EXCEPT FOR VIOLATIONS OF SECTION 9, IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO ANYONE, INCLUDING, WITHOUT LIMITATION TO THE OTHER PARTY, FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES FOR ANY ACT OR FAILURE TO ACT UNDER ANY PROVISION OF THIS AGREEMENT EVEN IF ADVISED OF THIS POSSIBILITY THEREOF.

6 COMPENSATION. In consideration for its services hereunder as investment accounting. recordkeeping and transfer agent, the Fund will pay to State Street such compensation as shall be set forth in a separate fee schedule to be agreed to by the Fund and State Street from time to time. The initial fee schedule is attached hereto as Exhibit A. State Street shall also be entitled to receive, and the Fund agrees to pay to State Street, on demand, reimbursement for State Street's cash disbursements and reasonable out-of-pocket costs and expenses, including attorney's fees, incurred by State Street in connection with the performance of services hereunder.

7 TERM AND TERMINATION. The initial term of this Agreement shall be for a period of one (1) year. Thereafter, either party to this Agreement may terminate the same by notice in writing, delivered or mailed, postage prepaid, to the other party hereto and received not less than ninety (90) days prior to the date upon which such termination will take effect. Upon termination of this Agreement, the Fund will pay State Street its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date and the Fund shall designate a successor investment accounting and recordkeeping agent (which may be the Fund) by notice in writing to State Street by the termination date. In the event no written notice designating a successor has been delivered to State Street on or before the date when such termination becomes effective, then State Street may, at its option, deliver the accounts and records to the Fund. Upon delivery to a successor, State Street will have no further obligations or liabilities under this Agreement.

8 NOTICES. Notices, requests, instructions and other writings addressed to the Fund at 1345 Avenue of the Americas, New York, New York, 10020, or at such other address as the Fund may have designated to State Street in writing, will be deemed to have been properly given to the Fund hereunder; and notices, requests, instructions and other writings addressed to State Street at its offices at 801 Pennsylvania Avenue, Kansas City, Missouri 64105, Attention: Investment Accounting Department, or to such other address as it may have designated to the Fund in writing, will be deemed to have been properly given to State Street hereunder.

9    CONFIDENTIALITY.

     A. The Fund shall preserve the confidentiality of the Systems and the tapes, books, reference manuals, instructions, records, programs, documentation and information of, and other materials relevant to, the Systems and the business of State Street ("Confidential Information"). The Fund agrees that it will not voluntarily disclose


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          any such Confidential Information to any other person other than its own employees who reasonably have a need to know such information pursuant to this Agreement. The Fund shall return all such Confidential Information to State Street upon termination or expiration of this Agreement.

     B. The Fund has been informed that the Systems are either owned by or are licensed for use by State Street from a third party ("Licensor"), and the Fund acknowledges that State Street and Licensor, if applicable, have proprietary rights in and to the Systems and all other State Street or Licensor programs, code, techniques, know-how, data bases, supporting documentation, data formats, and procedures, including without limitation any changes or modifications made at the request or expense or both of the Fund (collectively, the "Protected Information"). The Fund acknowledges that the Protected Information constitutes confidential material and trade secrets of State Street and Licensor, if applicable. The Fund shall preserve the confidentiality of the Protected Information, and the Fund hereby acknowledges that any unauthorized use, misuse, disclosure or taking of Protected Information, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable law. The Fund shall so inform employees and agents who have access to the Protected Information or to any computer equipment capable of accessing the same. Licensor is intended to be and shall be a third party beneficiary of the Fund's obligations and undertakings contained in this paragraph.

10   MULTIPLE PORTFOLIOS. If the Fund is comprised of more than one Portfolio:

     A. Each Portfolio shall be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement of each Portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the Portfolios for any reason.

     B. Additional Portfolios may be added to this Agreement, provided that State Street consents to such addition. Rates or charges for each additional Portfolio shall be as agreed upon by State Street and the Fund in writing.

11   MISCELLANEOUS.

     A. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the Comonwealth of Massachusetts, without reference to the choice of laws principles thereof.

     B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.


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     C.   The representations and warranties, the indemnifications extended hereunder, and the provisions of Section 9 hereof are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

     D. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

     E. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party's rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

     F. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     G. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     H. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every provision of this Agreement shall remain in full force and effect and shall remain enforceable to the fullest extent permitted by applicable law.

     I. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

     J. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between State Street and the Fund.

     K. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by either party hereunder shall not affect any rights or obligations of the other party hereunder.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.


STATE STREET BANK AND TRUST COMPANY


By:

Title:


FIRST EAGLE SOGEN VARIABLE FUNDS, INC.


By:

Title:





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